Exhibit 4(g)
SECOND AMENDMENT TO CREDIT AGREEMENT
AND
CONSENT TO EXTENSION
          THIS SECOND AMENDMENT TO CREDIT AGREEMENT AND CONSENT TO EXTENSION (“Second Amendment”), dated as of the 28 day of August, 2006, by and among AVATAR PROPERTIES INC., a Florida corporation (“Borrower”), joined by AVATAR HOLDINGS INC., a Delaware corporation (“Guarantor”) and WACHOVIA BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent acting on behalf of the Lenders (“Agent”). This Second Amendment shall become effective as of the date hereof.
R E C I T A L S:
          WHEREAS, on September 20, 2005, Borrower and Guarantor entered into a Credit Agreement with the Lenders, the Arranger and the other lenders from time to time party thereto, evidencing a senior unsecured revolving credit facility which, as of the date of execution thereof, had a maximum outstanding principal balance of $100,000,000 (as amended by the First Amendment to Credit Agreement dated as of May 25, 2006, the “Credit Agreement”), and which was subsequently increased to a maximum outstanding principal balance of $125,000,000 pursuant to that certain Commitment and Acceptance dated as of October 21, 2005; and
          WHEREAS, in accordance with Section 2.01(i) of the Credit Agreement, Borrower has made an Extension Request to the Agent to obtain an extension of the Maturity Date of the Loan to September 20, 2010;
          WHEREAS, Borrower, Guarantor and Agent on behalf of the Lenders intend to enter into this Second Amendment in order to (i) set forth modified terms and conditions of the Credit Agreement and (ii) consent to and approve the Extension Request;
          NOW THEREFORE, in consideration of the sum of TEN DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, as well as the mutual covenants herein contained, the parties hereto agree as follows:
          1. RECITALS. The above recitals are true and correct and are incorporated herein by this reference.
          2. CAPITALIZED TERMS. Capitalized terms not defined herein shall have the meaning ascribed to them in the Credit Agreement.
          3. REPRESENTATIONS; REAFFIRMATION. Borrower and Guarantor each represent and warrant that, as of the date hereof and after giving effect to this Second Amendment: (a) no event or condition shall have occurred and then be continuing which constitutes a Default or Event of Default; (b) the representations and warranties contained in Article 4 of the Credit Agreement are true and correct in all material respects (except to the extent any such representation or warranty is stated to relate solely to an earlier date); and (c) Borrower has no offsets, defenses or counterclaims as to the Facility extended by Lenders to Borrower, the Loan Documents or the indebtedness evidenced thereby. Borrower and Guarantor hereby reaffirm as of the date hereof all affirmative covenants and negative covenants contained in the Credit Agreement as if more fully set forth herein.
          4. AMENDMENTS.
               Notwithstanding anything contained to the contrary in the Credit Agreement, the following terms and conditions shall apply:

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     A. Each reference to “Section 2.01(j)” in the Credit Agreement shall be deemed deleted and replaced with the words “Section 2.01(i)”.
     B. The word “four (4)” in the first line of the definition of Maturity Date shall be deemed deleted and replaced with the word “five (5)”.
          5. CONSENT TO EXTENSION REQUEST; EXTENSION FEES. In accordance with Section 2.01(i) of the Credit Agreement, the Agent has obtained the consent of the Requisite Lenders to the Borrower’s Extension Request to extend the Maturity Date to September 20, 2010, and Agent hereby consents to and approves such Extension Request on behalf of the Requisite Lenders. Borrower shall pay an extension fee to the Agent in an amount equal to 0.125% of the amount of the Loan Commitment Amount, which Agent shall distribute to each Lender pro rata in accordance with such Lender’s Commitment Percentage.
          6. EFFECT OF SECOND AMENDMENT. Except as modified by this Second Amendment, the Credit Agreement remains in full force and effect. In the event of any conflict between this Second Amendment and the Credit Agreement, the provisions and intent of this Second Amendment shall control.
          6. COUNTERPARTS. This Second Amendment may be executed and delivered by one or more of the parties hereto on any number of separate counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
          7. GOVERNING LAW. This Second Amendment shall be governed by the laws of the State of Florida.
          8. WAIVER OF JURY TRIAL.
               EACH OF BORROWER AND GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A TRAIL BY JURY IN RESPECT OF ANY LITIGATION (INCLUDING, BUT NOT LIMITED TO, ANY CLAIMS, CROSS-CLAIMS OR THIRD-PARTY CLAIMS) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS SECOND AMENDMENT TO CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREIN. EACH OF BORROWER AND GUARANTOR HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE LENDERS, NOR THE LENDERS’ COUNSEL, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDERS, OR THE AGENT ON BEHALF OF THE LENDERS, WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. EACH OF BORROWER AND GUARANTOR ACKNOWLEDGES THAT THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, INTER ALIA, THE PROVISIONS OF THIS PARAGRAPH.
[SIGNATURE PAGES TO FOLLOW]

          IN WITNESS WHEREOF, the parties have duly executed this Second Amendment to Credit Agreement and Consent to Extension on the day and year first above written.
BORROWER:
AVATAR PROPERTIES INC., a Florida corporation

By:	/s/ Dennis J. Getman
Dennis J. Getman
Executive Vice President

JOINED IN BY GUARANTOR:
AVATAR HOLDINGS INC., a Delaware corporation

By:	/s/ Dennis J. Getman
Dennis J. Getman
Executive Vice President

AGENT, on behalf of the Lenders:
WACHOVIA BANK, NATIONAL ASSOCIATION

BY:	/s/ James D. Getman
NAME:	James D. Davis
TITLE:	Vice President

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